Exhibit 99.1

VITAMIN SHOPPE, INC.
2101 91st Street
North Bergen, NJ07047
(201) 624-3000	NEWS
www.vitaminshoppe.com	RELEASE

Vitamin Shoppe, Inc. Announces Second Quarter 2015 Results

Second Quarter 2015 Highlights:

•	Total revenue increased 5.3%

•	Total comparable sales were down 1.1%, retail comparable sales were down 0.6%

•	Opened 13 stores

•	GAAP fully diluted earnings per share of $0.48, and adjusted fully diluted earnings per share of $0.57

NORTH BERGEN, N.J., August 5, 2015 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended June 27, 2015. Total net sales in the second quarter increased 5.3% to $322.3 million compared to $306.2 million in the same period of the prior year. Reported fully-diluted earnings per share in second quarter 2015 were $0.48, compared with $0.55 in second quarter 2014. Excluding non-operating items in both periods, adjusted EPS was $0.57 and $0.62, respectively.

Commenting on the quarter’s results, Colin Watts, Chief Executive Officer of the Company stated, “As expected, the second quarter was a difficult one for us, reflecting both external and internal challenges. Although our comparable sales for the quarter were at the lower end of our expectations, we achieved improved comparable sales results as the quarter progressed.”

Mr. Watts added, “As we previously discussed, we proactively developed and implemented action plans to improve the cost structure and strengthen the core business. As a result of these actions, the gross margin improved as compared to first quarter 2015 and we delivered against our reset expectations.”

Second Quarter 2015 Results

Sales growth in the quarter was driven by: 1) growth from non-comp stores, and 2) a full quarter of manufacturing revenue from the Nutri-Force business acquired in June 2014. Retail comparable sales were down 0.6% and e-commerce comparable sales were down 6.0%. The company opened 13 stores in the quarter and closed 4.

Cost of goods sold, which includes product, distribution, manufacturing and store occupancy costs, increased $10.8 million, or 5.3%, to $214.1 million for the three months ended June 27, 2015, compared with $203.3 million for the three months ended June 28, 2014.

Gross profit increased $5.4 million, or 5.2%, to $108.3 million for 2015 second quarter, compared with $102.9 million for second quarter 2014. Gross profit as a percentage of net sales was 33.6% for both second quarter 2015 and 2014. Excluding the impact of last year’s purchase accounting charge of $1.2 million for Nutri-Force, gross margin in second quarter 2015 was down approximately 40 basis points as higher product margins were offset by deleverage on store occupancy costs and the impact of Nutri-Force.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense and depreciation and amortization increased $10.0 million, or 13.3%, to $84.7 million for the quarter ended June 27, 2015, compared with $74.7 million for the quarter ended June 28, 2014. SG&A includes approximately $2.2 million of management realignment costs, a $1.4 million charge for accounts receivables related to a Nutri-Force customer and $0.4 million of integration-related costs. Management realignment costs include severance associated with a 5% reduction in corporate headcount. SG&A for second quarter 2014 included acquisition and integration related expenses for Nutri-Force of approximately $2.2 million. Excluding these items for both periods, SG&A as a percent of revenue was 25.1% in second quarter 2015 and 23.7% in second quarter 2014. This increase in SG&A rate was mainly driven by higher store payroll and benefits, and depreciation and amortization expense, as well as the addition of the acquired Nutri-Force business.

Income from operations in second quarter 2015 of $23.6 million compared to $28.2 million in the same period of the prior year. As a percentage of net sales, income from operations was 7.3% for second quarter 2015 compared with 9.2% for second quarter 2014. Adjusted for the items noted above in both periods, income from operations as a percentage of sales was 8.5% in second quarter 2015 and 10.3% in second quarter 2014.

Net income was $14.2 million for second quarter 2015 compared to $16.9 million in the same period of the prior year. Reported earnings per diluted share were $0.48 in second quarter 2015 compared with $0.55 in second quarter 2014. Adjusted EPS was $0.57 for second quarter 2015 and $0.62 for second quarter 2014.

Balance Sheet and Cash Flow

Cash and equivalents at June 27, 2015 were $3.3 million and $18.0 million was drawn on the revolver.

Capital expenditures were $9.3 million in the quarter. Funds were primarily expended on new stores and IT investments.

During the quarter the Company repurchased 226,332 shares of its common stock for a total purchase price of $9.0 million. As of June 27, 2015, 1,898,371 shares have been repurchased for a total of $83.4 million.

2015 Outlook

Management expects the following for 2015:

•	Net sales increase of 5% to 7%

•	Total comparable sales growth, including e-commerce, flat to 1%

•	Approximately 50 new stores

•	Adjusted earnings per diluted share of approximately $2.05 to $2.20 for the full-year. This excludes the impact of non-operating items and assumes completion of the 2014 share buyback program.

Non-GAAP Financial Measures

Adjusted information is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s performance and related trends. We provide a reconciliation of adjusted financial information to the GAAP financial results in the attached financial schedule titled “Supplemental Operating Data”.

Webcast

Management will host a conference call to discuss the second quarter 2015 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on August 5, 2015 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 6726616. The replay will be available until 11:59 p.m. ET on August 12, 2015. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its websites, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from over 900 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®,True Athlete®, MyTrition®, plntTM, ProBioCareTM, Next StepTM, Betancourtand Nutri-Force Sports®brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website, www.VitaminShoppe.com.Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw materials, compliance with regulations, certifications and best practices with respect to the development, manufacture, sales and marketing of the company’s products and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Net sales	$322,338	$306,218	$659,173	$614,054
Cost of goods sold	214,078	203,311	436,264	401,678

Gross profit	108,260	102,907	222,909	212,376
Selling, general and administrative expenses	84,696	74,741	168,390	149,963

Income from operations	23,564	28,166	54,519	62,413
Interest expense, net	179	100	343	185

Income before provision for income taxes	23,385	28,066	54,176	62,228
Provision for income taxes	9,144	11,140	21,235	24,793

Net income	$14,241	$16,926	$32,941	$37,435

Weighted average common shares outstanding
Basic	29,230,046	30,436,210	29,363,823	30,325,447
Diluted	29,455,455	30,842,733	29,661,400	30,796,499
Net income per common share
Basic	$0.49	$0.56	$1.12	$1.23
Diluted	$0.48	$0.55	$1.11	$1.22

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net sales:
Retail	$278,200	$269,586	$566,183	$542,054
Direct	30,346	32,443	65,190	67,811
Manufacturing	24,664	5,014	46,492	5,014

Segment net sales	333,210	307,043	677,865	614,879
Elimination of intersegment revenues	(10,872)	(825)	(18,692)	(825)

Net sales	$322,338	$306,218	$659,173	$614,054

Income from operations:
Retail	$51,613	$51,737	$107,672	$108,436
Direct	5,587	5,760	10,652	12,785
Manufacturing	(1,510)	(871)	(1,211)	(871)
Corporate costs	(32,126)	(28,460)	(62,594)	(57,937)

Income from operations	$23,564	$28,166	$54,519	$62,413

(Decrease) Increase in total comparable net sales	(1.1%)	5.1%	0.1%	4.3%
(Decrease) Increase in comparable store net sales	(0.6%)	4.0%	0.5%	3.2%
(Decrease) Increase in e-commerce comparable net sales	(6.0%)	14.9%	(3.3%)	14.5%

Gross profit as a percent of net sales	33.6%	33.6%	33.8%	34.6%
Income from operations as a percent of net sales	7.3%	9.2%	8.3%	10.2%

Capital Expenditures	$9,252	$10,503	$20,526	$19,018
Depreciation and Amortization	$9,523	$8,407	$18,750	$16,447

Management realignment charges	$2,174	$—	$2,174	$—
Accounts receivable bad debts reserve charge	$1,370	$—	$1,370	$—
Acquisition and integration costs	$410	$2,248	$770	$4,006
Inventory valuation step-up charge	$—	$1,200	$—	$1,200

Store Data:
Stores open at beginning of period	725	667	717	659
Stores opened	13	12	24	21
Stores closed	(4)	(1)	(7)	(2)

Stores open at end of period	734	678	734	678

Total retail square footage at end of period (in thousands)	2,595	2,451	2,595	2,451

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 27, 2015	December 27, 2014
ASSETS

Current assets:
Cash and cash equivalents	$3,329	$12,166
Accounts receivable, net of allowance of $2,592 and $1,883 in 2015 and 2014, respectively	6,429	10,376
Inventories	211,461	187,027
Prepaid expenses and other current assets	34,639	37,029

Total current assets	255,858	246,598
Property and equipment, net of accumulated depreciation and amortization of $254,771 and $238,613 in 2015 and 2014, respectively	139,299	140,596
Goodwill	243,269	243,269
Other intangibles, net	88,239	89,025
Other assets	3,013	2,903

Total assets	$729,678	$722,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility	$18,000	$8,000
Accounts payable	39,343	37,396
Accrued expenses and other current liabilities	58,621	75,820

Total current liabilities	115,964	121,216
Deferred income taxes	11,495	9,151
Deferred rent	39,373	39,388
Other long-term liabilities	689	702

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at June 27, 2015 and December 27, 2014	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,587,316 shares issued and 29,474,155 shares outstanding at June 27, 2015, and 30,106,337 shares issued and 30,048,881 shares outstanding at December 27, 2014	296	301
Additional paid-in capital	246,591	267,083
Treasury stock, at cost; 113,161 shares at June 27, 2015 and 57,456 shares at December 27, 2014	(4,975)	(2,695)
Accumulated other comprehensive loss	(24)	(83)
Retained earnings	320,269	287,328

Total stockholders’ equity	562,157	551,934

Total liabilities and stockholders’ equity	$729,678	$722,391

TABLE 4

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SUPPLEMENTAL OPERATING DATA

(Unaudited)

Three months ended June 27, 2015	Net Income Per Common Share (2)
GAAP diluted earnings per share	$0.48
Adjustments:
Management realignment charges	$0.05
Account receivable bad debts reserve charge	0.03
Integration costs	0.01

Adjusted diluted earnings per share (1)	$0.57

Three months ended June 28, 2014	Net Income Per Common Share (2)
GAAP diluted earnings per share	$0.55
Adjustments:
Acquisition and integration costs	$0.04
Inventory valuation step-up charge	0.02

Adjusted diluted earnings per share (1)	$0.62

Six months ended June 27, 2015	Net Income Per Common Share (2)
GAAP diluted earnings per share	$1.11
Adjustments:
Management realignment charges	$0.05
Account receivable bad debts reserve charge	0.03
Integration costs	0.02

Adjusted diluted earnings per share (1)	$1.20

Six months ended June 28, 2014	Net Income Per Common Share (2)
GAAP diluted earnings per share	$1.22
Adjustments:
Acquisition and integration costs	$0.08
Inventory valuation step-up charge	0.02

Adjusted diluted earnings per share (1)	$1.32

(1)	Adjusted information is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s performance and related trends.
(2)	Per share amounts may not sum due to rounding.